Exhibit 99.1

Investor Relations Contact: 415.972.7080 | Media Inquiries Contact: 415.973.5930 | www.pgecorp.com
December 9, 2019

In Final Major Settlement, PG&E Reaches Agreement to Resolve Individual
Claims Relating to the 2017 and 2018 Wildfires and the 2015 Butte Fire

PG&E Has Now Reached Settlements with All Major Groups of Wildfire Claimants

PG&E Achieves Fully-Funded Equity Backstop Commitments

Company on Path to Making Major Changes Necessary to Exit Bankruptcy Ahead of June 30, 2020, Deadline

SAN FRANCISCO, Calif.— PG&E Corporation and Pacific Gas and Electric Company (together, “PG&E”) have agreed to a settlement with the Official Committee of Tort Claimants (TCC) and with firms representing individual claimants who sustained losses from the 2015 Butte Fire, 2017 Northern California Wildfires and 2018 Camp Fire. The settlement agreement is valued at approximately $13.5 billion and has the support of the TCC. The settlement will resolve all claims arising from those fires, including the 2017 Tubbs Fire as well as all claims arising from the 2016 Ghost Ship Fire in Oakland.

The settlement is subject to a number of conditions and is to be implemented pursuant to PG&E’s Chapter 11 Plan of Reorganization (the “Plan”), which is subject to confirmation by the Bankruptcy Court in accordance with the provisions of the Bankruptcy Code.

Bankruptcy Court approval of the settlement agreement would put PG&E on a sustainable path forward to emerge from Chapter 11 by the June 30, 2020, deadline to participate in the State of California’s go-forward wildfire fund.

“From the beginning of the Chapter 11 process, getting wildfire victims fairly compensated, especially the individuals, has been our primary goal. We want to help our customers, our neighbors and our friends in those impacted areas recover and rebuild after these tragic wildfires,” said CEO and President of PG&E Corporation Bill Johnson.

“We appreciate all the hard work by many stakeholders that went into reaching this agreement. With this important milestone now accomplished, we are focused on emerging from Chapter 11 as the utility of the future that our customers and communities expect and deserve.”

“There have been many calls for PG&E to change in recent years. PG&E’s leadership team has heard those calls for change, and we realize we need to do even more to be a different company now and in the future. We will continue to make the needed changes to re-earn the trust and respect of our customers, our stakeholders and the public. We recognize we need to deliver safe and reliable energy service every single day—we’re determined to do just that.”

“Finally, we share the state’s focus on helping mitigate the risk of future wildfires and we will continue to do everything we can to help reduce those risks across our system,” concluded Johnson.

Previous Settlements

This new agreement is the third major settlement that PG&E has achieved in its Chapter 11 case. PG&E previously reached settlements with two other major groups of wildfire claim holders including a $1 billion settlement with cities, counties and other public entities, and an $11 billion agreement with insurance companies and other entities that have already paid insurance coverage for claims relating to the 2017 and 2018 wildfires.

PG&E’s Updated Plan of Reorganization

With all major wildfire claims now on a path to be resolved and the total amount of wildfire liabilities determined, PG&E will now amend and finalize its Plan, which will satisfy all wildfire claims in accordance with Assembly Bill 1054 (AB 1054) and otherwise comply with all requirements of the Bankruptcy Code. The company remains on track to obtain regulatory approval and Bankruptcy Court confirmation of its Plan in advance of the June 30, 2020, statutory deadline set by AB 1054 for participation in the state’s go-forward wildfire fund.

In addition, PG&E has received over $12 billion of equity backstop commitments to support the settlement and its Plan.

Public Dissemination of Certain Information

PG&E Corporation and Pacific Gas and Electric Company (the “Utility”) routinely provide links to the Utility’s principal regulatory proceedings with the California Public Utilities Commission and the Federal Energy Regulatory Commission at http://investor.pgecorp.com, under the “Regulatory Filings” tab, so that such filings are available to investors upon filing with the relevant agency. PG&E Corporation and the Utility also routinely post, or provide direct links to, presentations, documents, and other information that may be of interest to investors at http://investor.pgecorp.com, under the “Chapter 11,” “Wildfire Updates” and “News & Events: Events & Presentations” tabs, respectively, in order to publicly disseminate such information. It is possible that any of these filings or information included therein could be deemed to be material information.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. For more information, visit http://www.pgecorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility, including but not limited to their bankruptcy emergence plan and related financings. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties, including the possibility that the conditions to emergence in the Plan or to funding under equity financing commitments will not be satisfied. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2018, their joint Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, and their subsequent reports filed with the Securities and Exchange Commission. Additional factors include, but are not limited to, those associated with the Chapter 11 cases of PG&E Corporation and the Utility that commenced on January 29, 2019. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

No Securities Offering

This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements.